EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
NATURAL HEALTH TRENDS CORP.
A DELAWARE CORPORATION

Name	Jurisdiction

NHT Global, Inc. [fka Lexxus International, Inc.]	United States (Delaware)
MarketVision Communications Corp.	United States (Delaware)
NHTC International, LLC	United States (Delaware)
NHTC Nominee Holdings, LLC	United States (Delaware)
NHT Australia Pty. Ltd. [fka Lexxus International (SW Pacific) Pty. Ltd.]	Australia
NHTC Canada Holdings Pty. Limited	Australia
NHT Global (Canada) Company [fka Lexxus International (Canada) Company]	Canada
NHTC Holding Company	Cayman Islands
NHT Global Taiwan Company	Cayman Islands
NHTC Trading Company	Cayman Islands
NHT Global (China) Corporation [fka Lexxus International (China) Co., Ltd.]	China
NHT Global Hong Kong Limited [fka Lexxus International Co., Ltd.]	Hong Kong
PT NHT Global Indonesia [fkaPT Lexxus Indonesia]	Indonesia
Natural Health Trends Japan, Inc.	Japan
NHTK Ltd. [fka LXK Ltd.]	Korea
NHTC Macau Company Limited	Macau
Natural Health Trends Global SDN. BHD. [fka LXXS Marketing Sdn. Bhd.]	Malaysia
Distribuidora NHTC de Mexico, S. de R.L. de C.V.	Mexico
Importadora NHTC de Mexico, S. de R.L. de C.V.	Mexico
Servicios NHTC de Mexico, S. de R.L. de C.V.	Mexico
NHT New Zealand Limited [fka Lexxus International (NZ) Limited]	New Zealand
NHT Global Philippines, Inc. [fka Lexxus International Network Marketing, Inc.]	Philippines
NHTC Puerto Rico LLC	Puerto Rico
NHT Global Singapore PTE. LTD. [fka Lexxus Marketing Pte. Ltd.]	Singapore
NHT Slovenia, Ltd.	Slovenia
NHT Global (Thailand) Ltd.	Thailand
NHT Global Europe S.R.L.	Italy
NHT Global Europe Limited	United Kingdom